Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports first quarter earnings of $0.13 per share

Highlights for the First Quarter of 2010

•	An increase of 11 basis points, or 3.0 percent, in net interest margin, resulting in a $2.4 million, or 1.8 percent, increase in net interest income in comparison the fourth quarter of 2009.

•	A reduction in the provision for loan losses of $5.0 million, or 11.2 percent, in comparison to the fourth quarter of 2009.

•	Effective expense management, as shown by an improvement in the efficiency ratio and a slight decrease in other expenses in comparison to the fourth quarter of 2009.

•	A 2 basis point, or 2.1 percent, improvement in annualized net charge-offs to average loans.

•	An improved coverage ratio, allowance for credit losses to non-performing loans, from 91.4 percent at December 31, 2009 to 94.1 percent at March 31, 2010.

(April 20, 2010) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $22.4 million, or 13 cents per diluted share, for the first quarter ended March 31, 2010, compared to $19.3 million, or 11 cents per diluted share, for the fourth quarter of 2009.

“We were pleased to see the continuation of our positive earnings momentum in the first quarter. The results of our allowance allocation process enabled us to again reduce the provision for loan losses”, said R. Scott Smith, Jr., chairman and chief executive officer. “Despite slower loan demand and lower yields on earning assets, we were able to increase net interest income. The net interest margin expanded significantly as funding costs continued to decline. We believe that further stabilization in our credit quality, along with a rebound in overall economic activity, can provide the impetus for further earnings improvement. I want to again express my gratitude to our 3,950-member team for their unwavering commitment and dedication to positioning this company for future growth”.

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In the first quarter of 2010, net income available to common shareholders increased $14.4 million, or 178.3 percent, in comparison to the first quarter of 2009. The increase in net income available to common shareholders was primarily due to a $14.4 million increase in net interest income, a $10.0 million decrease in the provision for loan losses, and a $7.1 million decrease in other expenses. These improvements were partially offset by a $5.1 million decrease in net gains on investment securities and a $4.3 million decrease in other income.

Asset Quality

The Corporation’s credit quality metrics continued to stabilize in the first quarter of 2010, a trend that began in the second half of 2009. Non-performing assets were $312.2 million, or 1.90 percent of total assets, at March 31, 2010, compared to $305.0 million, or 1.83 percent, at December 31, 2009 and $269.2 million, or 1.63 percent of total assets, at March 31, 2009. The $7.2 million, or 2.4 percent, increase in non-performing assets since December 31, 2009 was primarily due to a $4.3 million increase in non-performing loans and a $2.9 million increase in other real estate owned. The increase in non-performing loans was primarily due to a $9.5 million, or 15.6 percent, increase in non-performing commercial mortgages and an $8.8 million, or 12.6 percent, increase in non-performing commercial loans, offset by a $13.3 million, or 14.3 percent, decrease in non-performing construction loans, largely due to $20.2 million of net charge-offs.

Annualized net charge-offs for the quarter ended March 31, 2010 were 0.95 percent of average total loans compared to 0.97 percent for the quarter ended December 31, 2009 and 1.00 percent for the quarter ended March 31, 2009. The allowance for credit losses as a percentage of non-performing loans increased to 94.1 percent at the end of the first quarter of 2010 in comparison to 91.4 percent at the end of the fourth quarter of 2009. The provision for loan losses decreased by $5.0 million, or 11.2 percent, in comparison to the prior quarter.

Net Interest Income and Margin

Net interest income for the first quarter of 2010 increased $2.4 million, or 1.8 percent, from the fourth quarter of 2009 and increased $14.4 million, or 11.6 percent, compared to the same period in 2009. The Corporation’s net interest margin was 3.78 percent for the first quarter of 2010, 3.67 percent for fourth quarter of 2009 and 3.45 percent for the first quarter of 2009. The increase in net interest income in comparison to the fourth quarter of 2009 was a result of the 11 basis point, or 3.0 percent, increase in net interest margin, which was mainly driven by the decline in time deposit costs, which decreased from 2.30 percent in the fourth quarter of 2009 to 2.08 percent in the first quarter of 2010. Yields on interest-earning assets decreased 3 basis points, or 0.6 percent, from the fourth quarter of 2009.

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Average Balance Sheet

Total average assets for the first quarter of 2010 were $16.5 billion, unchanged from the fourth quarter of 2009 and $224.2 million, or 1.4 percent, higher than the first quarter of 2009.

Average loans, net of unearned income, for the first quarter of 2010 decreased $17.5 million, or 0.1 percent, from the fourth quarter of 2009 and decreased $69.5 million, or 0.6 percent, from the first quarter of 2009.

	Quarter Ended
	Mar 31 2010	Dec 31 2009	Increase (decrease)
			$	%
	(dollars in thousands)
Loans, by type:
Real estate - commercial mortgage	$4,306,270	$4,240,436	$65,834	1.6%
Commercial - industrial, financial and agricultural	3,686,405	3,713,926	(27,521)	(0.7%)
Real estate - home equity	1,640,912	1,645,524	(4,612)	(0.3%)
Real estate - construction	962,175	1,018,057	(55,882)	(5.5%)
Real estate - residential mortgage	940,652	925,660	14,992	1.6%
Consumer	362,212	370,258	(8,046)	(2.2%)
Leasing and other	73,160	75,453	(2,293)	(3.0%)

Total Loans, net of unearned income	$11,971,786	$11,989,314	(17,528)	(0.1%)

Weak loan demand hampered overall portfolio growth in the first quarter of 2010, continuing a trend which was evidenced throughout the prior year. In comparison to the fourth quarter of 2009, growth in average commercial and residential mortgages was more than offset by a decrease in construction loans as the Corporation actively managed its exposure in this portfolio.

Opportunities for expanding commercial loans continued to be a challenge as economic uncertainty caused business clients to delay expansion plans. The Corporation was able to achieve commercial mortgage growth from both existing customers and new relationships, while maintaining its underwriting standards.

Average investments were $3.2 billion, a $62.1 million, or 2.0 percent, increase from the fourth quarter of 2009. The increase was due primarily to the reinvestment of portfolio cash flows in collateralized mortgage obligations at the end of the fourth quarter of 2009.

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Average deposits for the first quarter of 2010 decreased $143.2 million, or 1.2 percent, from the fourth quarter of 2009 and increased $1.1 billion, or 10.1 percent, from the first quarter of 2009.

	Quarter Ended
	Mar 31 2010	Dec 31 2009	Increase (decrease)
			$	%
	(dollars in thousands)
Deposits, by type:
Noninterest-bearing demand	$1,973,146	$1,991,210	$(18,064)	(0.9%)
Interest-bearing demand	1,981,653	1,969,681	11,972	0.6%
Savings deposits	2,847,427	2,772,340	75,087	2.7%

Total, excluding time deposits	6,802,226	6,733,231	68,995	1.0%
Time deposits	5,202,975	5,415,169	(212,194)	(3.9%)

Total Deposits	$12,005,201	$12,148,400	$(143,199)	(1.2%)

During the first quarter of 2010, the Corporation experienced a $69.0 million, or 1.0 percent, increase in demand and savings deposits, offset by a $212.2 million, or 3.9 percent, decrease in time deposits. The increase in core deposits replaced other funding sources such as time deposits, which decreased as a result of lower customer demand.

Non-interest Income

Other income, excluding investment securities gains (losses), decreased $1.5 million, or 3.6 percent, in comparison to the fourth quarter of 2009. Service charges on deposit accounts decreased $907,000, or 6.0 percent, due to a $507,000 decrease in overdraft fees resulting from normal seasonal fluctuations and a $181,000 decrease in cash management fees due to the impact the current rate environment has had on this line of business as customers continue to shift funds to deposit accounts. Gains on sales of mortgage loans decreased $516,000 due to a decrease in refinance volumes.

Compared to the first quarter of 2009, other income, excluding investment securities gains (losses), decreased $4.3 million, or 9.8 percent, primarily due to a $5.2 million decrease in gains on sales of mortgage loans, resulting from a decrease in refinance volumes and a $925,000 decrease in cash management fee income, offset by a $565,000 increase in foreign currency processing revenues and a $442,000 increase in overdraft fees.

Investment securities losses in the first quarter of 2010 were $2.2 million compared to losses of $1.9 million in the fourth quarter of 2009 and gains of $2.9 million in the first quarter of 2009.

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The following table summarizes the net realized gains and other-than-temporary impairment charges by type of security:

	Quarter Ended
	Mar 31 2010	Dec 31 2009	Mar 31 2009
	(in thousands)
Net realized gains (losses):
Debt securities	$1,918	$2,289	$6,063
Equity securities	836	26	(104)
Other-than-temporary impairment charges:
Debt securities	(4,153)	(2,995)	(1,978)
Equity securities	(824)	(1,192)	(1,062)

Investment securities gains (losses)	$(2,223)	$(1,872)	$2,919

Other-than-temporary impairment charges for debt and equity securities above were primarily on the Corporation’s investments in pooled trust preferred securities issued by financial institutions and financial institutions stocks, respectively.

Non-interest Expense

Other expenses decreased $1.1 million, or 1.1 percent, in the first quarter of 2010 compared to the fourth quarter of 2009. Salaries and benefits decreased $1.3 million, or 2.4 percent, due to decreases in incentive compensation. Marketing expenses and outside services decreased $1.3 million due to continuing efforts to reduce discretionary spending and the timing of promotional campaigns. Offsetting these decreases was a $1.0 million increase in net occupancy expense, mainly due to snow removal and utilities costs.

Other expenses decreased $7.1 million, or 6.7 percent, in the first quarter of 2010 compared to the same period in 2009. During the first quarter of 2009, the Corporation recorded a $6.2 million charge related to guarantees associated with the purchase of illiquid auction rate securities previously sold to customers. Also contributing to the decrease was a $3.0 million decrease in salaries and benefits, due primarily to decrease in average full-time equivalent employees, a reduction in incentive compensation, a reduction in healthcare costs as claims decreased and a reduction in severance expense.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,950 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador

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Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates,” “intends,” “forecasts,” “projects,” “will” and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.

Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; changes in

Page 7 . . . Fulton Financial reports first quarter earnings of $0.13 per share the levels of FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies and requirements, and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2010